THANK YOU FOR YOUR VOTE

We are pleased to report the results of the vote on the Consent Solicitation Statement dated April 21, 2014, regarding the proposal to sell all of the Partnership's assets and dissolve the Partnership pursuant to the proposed Plan of Liquidation of Rancon Realty Fund V.

As of May 8, 2014, Consent Forms were received from Limited Partners owning approximately 61.21% of the Partnership's outstanding Units. Of those, 50.87% voted FOR the proposal, 10.21% voted AGAINST the proposal and 0.13% voted to ABSTAIN. As a result, the proposal has been approved by the Limited Partners and voting is now closed.

The General Partners will now proceed with hiring an independent brokerage firm or firms to market and sell the properties. We will continue to update you on any progress in this regard in the upcoming Quarterly Reports, which will be sent to you in May, August and November 2014.

Rancon Realty Fund V
261 Boeing Court
Livermore, CA 94551

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